Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-120077
January 23, 2008

Below is the text of a press release released by Centerline Holding Company.

CENTERLINE HOLDING COMPANY TO LAUNCH RIGHTS OFFERING ENABLING SHAREHOLDERS TO PARTICIPATE IN PREVIOUSLY DISCLOSED $131,250,000 CONVERTIBLE PREFERRED SHARE INVESTMENT

-- Related Companies to Backstop100 Percent of Any Unsubscribed Shares in Rights Offering--

NEW YORK, NY – January 23, 2008 – Centerline Holding Company (NYSE: CHC) today announced its Board of Trustees authorized the Company to conduct a rights offering which will enable Centerline’s shareholders to invest in the previously disclosed $131,250,000 convertible preferred share investment from Related Companies on the same terms extended to Related Companies. Centerline anticipates the convertible preferred shares will be privately placed to Related Companies soon, at which time the Company will be in a position to announce the record date, subscription ratio, subscription price and expiration date for the rights offering.  Related Companies will not participate in the rights offering, but will backstop the rights offering by retaining 100 percent of any convertible preferred shares not subscribed for in the offering.  Related Companies convertible preferred investment will be utilized to fund Centerline’s growth plans and reduce corporate debt.

“We think these developments are advantageous for both our shareholders and our Company,” said Marc D. Schnitzer, Chief Executive Officer and President of Centerline. “We wanted to acknowledge requests raised by our shareholders during our December 28th conference call. We understand they would like the opportunity to invest in the Company on the terms offered to Related Companies. They are able to do so with this rights offering. We have been working with Related Companies since our investor conference call to develop this offering. It has the added benefit of Related Companies’ backstop to the extent rights are not subscribed by other shareholders. Upon closing of the private placement of the convertible preferred shares, we intend to deploy the proceeds toward accretive growth opportunities in line with our recent strategic shift toward becoming an alternative asset manager specializing in real estate funds and financing.”

Centerline has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for the potential offering of equity securities to which this communication relates. A prospectus supplement (together with the accompanying base prospectus, the “Prospectus”) will be filed on or about the commencement of the rights offering with the terms of the offering.  Before you invest, you should read the Prospectus, the documents incorporated by reference therein and other documents Centerline has filed with the SEC for more complete information about Centerline and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Centerline will arrange to send you the Prospectus if you request it by calling Centerline’s Corporate Communications department directly at (800) 831-4826, or by emailing Centerline at info@centerline.com.

About the Company
Centerline Capital Group, a subsidiary of Centerline Holding Company (NYSE:CHC), is an alternative asset manager with a core focus on real estate and more than $11.6 billion of assets under management.  Centerline is headquartered in New York, New York and has over 500 employees in nine offices throughout the United States. For more information, please visit Centerline's website at http://www.centerline.com or contact the Corporate Communications Department directly at (800) 831-4826.

Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in Centerline Holding Company's most recent Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission, and include, among others, adverse changes in real estate markets; competition with other companies; interest rate fluctuations; general economic and business conditions; environmental/safety requirements; changes in applicable laws and regulations; our tax treatment, the tax treatment of our subsidiaries and the tax treatment of our investments; risk of default associated with the mortgage revenue bonds and other securities held by us or our subsidiaries; risks associated with providing credit enhancement; risk of loss under mortgage loan loss sharing agreements; risk of loss from direct and indirect investments in CMBS; the risk that relationships with key investors and developers may not continue; our ability to generate fee income may not continue; and risks related to the form and structure of our financing arrangements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements speak only as of the date of this document. Centerline Holding Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Centerline Holding Company's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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